EXHIBIT 99.1

NEWS RELEASE for November 16, 2004 at 7:30 a.m. EST
Contact:	Allen & Caron Inc
	Michael Lucarelli (investors)	Len Hall (media)
	212-691-8087	949-474-4300
	m.lucarelli@allencaron.com	len@allencaron.com

DIGITAL ANGEL CORPORATION ANNOUNCES INITIAL ORDER OF PROPRIETARY
BIO-THERMO™ IMPLANTABLE MICROCHIPS FOR JAPANESE COMPANION PET MARKET

Patent-Pending RFID Chips Provide Accurate Temperature Readings in addition to Pet Identification

SO. ST. PAUL, MN (November 16, 2004) … Digital Angel Corporation (Amex:DOC), an advanced technology company in the field of rapid and accurate identification, location tracking, and condition monitoring of high-value assets, announced today that it had received its first commercial order from Japan for its proprietary Bio-Thermo™ Implantable Microchip, the pet industry’s first subdermal biosensor microchip that uses RFID (radiofrequency identification) technology to identify a pet and provide an accurate and reliable reading of its body temperature.

Osaka, Japan-based Dainippon Pharmaceutical, the exclusive Japanese distributor of the Bio-Thermo microchip, has ordered 25,000 of the chips for the Japanese companion pet market to be delivered in the first quarter of 2005. The patent-pending Bio-Thermo microchip, which will initially be sold to the approximately 8,000 veterinarian clinics in Japan, provides an easy, non-invasive way to measure a pet’s body temperature which is the most commonly used good indicator of its health.

The Japanese pet market, which includes an estimated 10 million dogs and 7.5 million cats, is the second international market for the Bio-Thermo chips. The chips were first introduced on a test basis in the United Kingdom in 2003.

“Based on the success we enjoyed in our first market venture in Great Britain, and the great reception we received there from vets and pet owners, we believe the Bio-Thermo chip could become the standard of practice for veterinarians around the world,” said Digital Angel Chief Executive Officer Kevin McGrath. “Because it provides an accurate method to measure an animal’s temperature, which is a reliable indication of its health, we believe our Bio-Thermo product also has applications in the livestock industry and for many other animals as well.”

The non-invasive proprietary Bio-Thermo chip is based on a newly developed integrated circuit that has the ability to measure and monitor the temperature of an animal by passing a proprietary hand held scanner over the area where the microchip is implanted.

About Digital Angel Corporation

Digital Angel Corporation develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Applications for the Company’s products include identification and monitoring of humans, pets, fish and livestock through its patented implantable microchips; location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications; and monitoring of asset conditions such as temperature and movement, through advanced miniature sensors.

Digital Angel Corporation is majority-owned by Applied Digital Inc. (Nasdaq:ADSX).  For more information about Digital Angel, please visit www.DigitalAngelCorp.com.

The statements in this press release that are not strictly historical, are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections.  The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to, that recent changes in the Company’s senior management could have an adverse effect on the Company’s financial results that the Company’s stockholders will experience dilution if certain debt owned by the Company is converted into common stock; the risk of foreclosure on substantially all of the Company’s assets; that the Company’s majority stockholder, Applied Digital Inc. is able to completely control the board of directors and may support actions that conflict with the interests of other stockholders; that the Company’s earnings will decline if it writes off additional goodwill and other intangible assets; that exercises of the Company’s options and warrants outstanding and available for issuance may adversely affect the market price of the Company’s common stock, the Company’s inability to generate income, the Company’s ability to maintain patent and trade secret protection, domestic and foreign government regulation, the Company’s sales to government contractors of animal identification products, dependence on a single production arrangement for its patented syringe-injectable microchips, dependence on principal customers, competition in the visual and electronic identification markets, foreign currency rate fluctuation, dependence on a small team of senior management and the Company’s ability to develop, integrate, miniaturize and market the Digital Angel TM technology.  A detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the fiscal year ended December 31, 2003.  Investors and stockholders are urged to read this document carefully.  The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release will be met, and investors should understand the risks of investing solely due to such projections.  The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

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